                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-112367
         Prospectus Supplement to the Prospectus dated February 6, 2004 and the Prospectus Supplement dated February 6, 2004 -- No. 408

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.

                             ----------------------

                                   $9,306,000

                          Medium-Term Notes, Series B
              European Basket Index-Linked Notes due December 2009
          (Linked to a Basket of the Dow Jones Euro STOXX 50(SM) Index
                         and the Swiss Market Index(R))

                             ----------------------

    The amount that you will be paid on your note on the stated maturity date, December 29, 2009 (unless extended due to market disruption, currency disruption or non-business days), is determined with reference to the U.S. DOLLAR VALUE of the performance of a basket of two indices during the period from the trade date (June 22, 2004) to the determination date (the fifth business day prior to the stated maturity date, unless extended due to market disruption or currency disruption).
    - If the final basket level increases from the initial basket level, you will be paid the face amount of your note plus the supplemental payment amount. The supplemental payment amount will equal the face amount of your note multiplied by the percentage increase in the basket level multiplied by the participation rate of 1.10.
    - If the final basket level is unchanged or declines from the initial basket level by not more than 30%, you will be paid the face amount of your note.
    - If the final basket level declines from the initial basket level by more than 30%, you will be paid the face amount of your note multiplied by
      1.42857 multiplied by the number obtained by dividing the final basket level by the initial basket level. TO THE EXTENT THAT THE FINAL BASKET LEVEL DECLINES BY MORE THAN 30% FROM THE INITIAL BASKET LEVEL, THE RATE OF DECLINE (1.42857 TIMES THE PERCENTAGE DECLINE IN THE BASKET LEVEL) IN THE AMOUNT THAT YOU WILL BE PAID ON YOUR NOTE ON THE STATED MATURITY DATE WILL EXCEED THE RATE OF DECLINE IN THE BASKET LEVEL.
    DEPENDING ON THE PERFORMANCE OF THE BASKET (AS CONVERTED INTO U.S. DOLLARS) YOU COULD LOSE ALL OR A SUBSTANTIAL PORTION OF YOUR ENTIRE INVESTMENT IN YOUR NOTE. IN ADDITION, WE WILL NOT PAY INTEREST ON THE NOTES.
    The performance of each index will be equal to the increase or decrease IN THE U.S. DOLLAR VALUE of such index from the trade date to the determination date determined by converting the value of each index from the currency in which it is denominated ("Index Currency") into U.S. dollars on the trade date and on the determination date. The return on your note will reflect changes in the value of each index and in the exchange rate between the U.S. dollar and the Index Currencies. AS A RESULT, IF THE VALUE OF THE U.S. DOLLAR APPRECIATES AGAINST ONE OR BOTH OF THE INDEX CURRENCIES, YOU MAY LOSE A SUBSTANTIAL PORTION OF YOUR INVESTMENT IN YOUR NOTE, EVEN IF THERE HAVE BEEN INCREASES IN BOTH OF THE INDICES.
    The initial basket level is USD 100 and the relative weighting of the two indices is 81.90% for the Dow Jones Euro STOXX 50(SM) Index (denominated in euros) and 18.10% for the Swiss Market Index (R) (denominated in Swiss francs).
    We will calculate the amount, if any, that you will be paid for each USD 1,000 face amount of your note on the stated maturity date as follows:
    - First, the reference amount for each index has been determined on the trade date, based on the initial index level for the index (converted into U.S. dollars), an initial basket level of USD 100 and the relative weighting of the index in the basket. This is described in more detail on page S-3. The reference amounts are 0.024346 for the Dow Jones Euro STOXX 50(SM) Index and 0.004002 for the Swiss Market Index(R).
    - Second, to determine the final basket level, on the determination date we will (1) convert the final index level of each index into U.S. dollars at the effective currency exchange rate on that date, (2) multiply the U.S. dollar value of each index in (1) by the reference amount, and (3) determine the final basket level by adding the amounts determined in (2) for each index.
    - Third, we will calculate the basket return by determining the percentage increase or decrease (if any) from the initial basket level to the final basket level.
    The amount that you will be paid on your note will be based on the increase or decrease (if any) in the final basket level from the initial basket level. We describe this in the bullet points following the first paragraph on this page.
    Because we have provided only a brief summary of the terms of your note above, you should read the detailed description of the terms of the notes found in "Summary Information" on page S-2 and "Specific Terms of Your Note" on page S-19.
    YOUR INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. IN PARTICULAR, ASSUMING NO CHANGES IN MARKET CONDITIONS OR OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT (AS DETERMINED BY REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS THAN THE ORIGINAL ISSUE PRICE. WE ENCOURAGE YOU TO READ "ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE" ON PAGE S-11 SO THAT YOU MAY BETTER UNDERSTAND THOSE RISKS. ORIGINAL ISSUE DATE (SETTLEMENT DATE): June 29, 2004
ORIGINAL ISSUE PRICE:  100% of the face amount
NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: 99.65% of the face amount UNDERWRITING DISCOUNT: 0.35% of the face amount

                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.

                             ----------------------

                   Prospectus Supplement dated June 22, 2004.

     The Dow Jones Euro STOXX 50 Index is owned by STOXX LIMITED. The name of the index is a service mark of DOW JONES & COMPANY, INC. and has been licensed for certain purposes by Goldman, Sachs & Co. The notes are not sponsored, endorsed, sold or promoted by STOXX LIMITED or DOW JONES & COMPANY, INC.

     SMI(R) (Swiss Market Index) is a registered trademark of SWX Swiss Exchange which is used under license. The notes are neither endorsed, issued, sold or promoted by SWX Swiss Exchange. All liability is excluded.

                              SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-19. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated February 6, 2004, as supplemented by the accompanying Prospectus Supplement, dated February 6, 2004, of The Goldman Sachs Group, Inc.

                                   KEY TERMS

ISSUER:  The Goldman Sachs Group, Inc.

INDICES: the Dow Jones Euro STOXX 50(SM) Index (Bloomberg: "SX5E") and the Swiss Market Index(R) (Bloomberg: "SMI") (or both of them as the case may be)

FOREIGN EXCHANGE RATES: USD/EUR and CHF/USD (or both of them as the case may be). In this prospectus supplement, when we refer to "USD", "EUR" and "CHF", we mean U.S. dollars, euros and Swiss francs, respectively

INITIAL FOREIGN EXCHANGE RATE:  1.2090 for USD/EUR and 1.2510 for CHF/USD

FINAL FOREIGN EXCHANGE RATE: with respect to each foreign exchange rate, the spot foreign exchange rate as displayed on the Reuters WMRPSPOT page (or any successor or replacement page) for the hour following the close of both indices on the determination date (other than when a currency disruption event shall have occurred or be continuing)

INITIAL INDEX LEVEL: 2,782.43 for the Dow Jones Euro STOXX 50(SM) Index and 5,658.40 for the Swiss Market Index(R)

FINAL INDEX LEVEL: with respect to each index, the closing level of the index on the determination date, except in the limited circumstances described under "Specific Terms of Your Note -- Consequences of a Market Disruption Event or Currency Disruption Event" on page S-21 and subject to adjustment as provided under "Specific Terms of Your Note -- Discontinuance or Modification of the Indices" on page S-22

FACE AMOUNT: each note will have a face amount equal to $1,000; $9,306,000 in the aggregate for all the offered notes

PAYMENT AMOUNT: on the stated maturity date, we will pay the holder of each note an amount, if any, in cash equal to:

- if the basket return is greater than 0%, the outstanding face amount of the note plus the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount of the note multiplied by the participation rate of 1.10 multiplied by the basket return

- if the basket return is equal to or less than 0% but equal to or greater than -30%, the outstanding face amount of the note

- if the basket return is less than -30%, the outstanding face amount of the note multiplied by 1.42857 multiplied by the result of the final basket level divided by the initial basket level. For example, if the final basket level falls to 50% of the initial basket level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by a number equal to 1.42857 times 50%

PARTICIPATION RATE:  1.10

BASKET RETURN: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

INITIAL BASKET LEVEL: the initial basket level is USD 100. It equals the weighted sum of the U.S. dollar values of the initial index level for each index included in the basket, with each such level converted to U.S. dollars at its respective initial foreign exchange rate multiplied by the reference amount for that index (as shown in the table below). The reference amounts are 0.024346 for the Dow Jones Euro STOXX 50(SM) Index and 0.004002 for the Swiss Market Index(R). The reference amount for each index specified in the table below has been determined on the trade date by (1) converting the closing level of the index on the trade date (denominated in the relevant index currency) into U.S. dollars at the effective currency exchange rate on the trade date, and (2) dividing the initial U.S. dollar value of that index in the basket based on the initial weightings listed below by the U.S. dollar value of each index determined in (1).

                                ---------------

                                                                   DOW JONES
                                                            EURO STOXX 50(SM) INDEX    SWISS MARKET INDEX(R)
                                                            -----------------------    ---------------------
Initial index level.....................................              2,782.43 EUR              5,658.40 CHF
Initial foreign exchange rate...........................            1.2090 USD/EUR            1.2510 CHF/USD
Initial weight (USD)....................................                     81.90                     18.10
Reference amount (constant value).......................                  0.024346                  0.004002

                                ---------------

FINAL BASKET LEVEL: the final basket level is calculated as the weighted sum (based on the constant reference amount for each index) of the final index levels of the two indices on the determination date, with each such final index level converted to U.S. dollars at its respective final foreign exchange rate

TRADE DATE:  June 22, 2004

STATED MATURITY DATE: December 29, 2009, unless extended for up to six business days

DETERMINATION DATE: the fifth business day prior to December 29, 2009, unless extended for up to five business days

NO INTEREST: the offered notes will not bear interest prior to the stated maturity date

NO LISTING: the offered notes will not be listed on any securities exchange or interdealer market quotation system
CALCULATION AGENT:  Goldman, Sachs & Co.

BUSINESS DAY:  as described on page S-23

                                      Q&A

                             HOW DO THE NOTES WORK?

      The notes offered by this prospectus supplement will have a stated maturity date five years and six months after the original issue date (unless extended due to market disruption, currency disruption or non-business days). The return on the notes will be linked to the local currency performance of the following two European equity indices, with each index initially having a relative weighting on the trade date as indicated: 81.90% for the Dow Jones Euro STOXX 50(SM) Index and 18.10% for the Swiss Market Index(R). Because the indices are not equally weighted, even if one of the index levels increases, a decrease in the other index level may more than offset that increase. In addition, the return on the notes will also be linked to changes in the exchange rate between the U.S. dollar and the currencies in which the respective indices are denominated. As a result, if the value of the U.S. dollar appreciates against one or both of the relevant local currencies, you may not receive a positive return on your note, despite the fact that there have been increases in both of the respective indices. The notes will not bear interest and no other payments will be made on your note prior to the stated maturity date. You may lose all or a significant amount of your initial investment. See "Additional Risk Factors Specific to Your Note" on page S-11.

      The payment amount, if any, for each note outstanding on the stated maturity date will be an amount in cash equal to:

- if the basket return is greater than 0%, the outstanding face amount of the note plus the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount of the note multiplied by the participation rate of 1.10 multiplied by the basket return.

- if the basket return is equal to or less than 0% but equal to or greater than -30%, the outstanding face amount of the note.

- if the basket return is less than -30%, the face amount of the note multiplied by 1.42857 multiplied by the result of the final basket level divided by the initial basket level. For example, if the final basket level falls to 50% of the initial basket level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by a number equal to 1.42857 times 50%.

      To the extent that the final basket level declines by more than 30% from the initial basket level, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket. If the basket return is less than -30%, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.

      The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level has been set at USD 100. The final basket level is calculated as the weighted sum (based on the constant reference amount for each index, as described in "-- Key Terms" above) of the final index levels of the two indices included in the basket on the determination date, with each such final index level converted to U.S. dollars at its respective final foreign exchange rate.

      The calculation agent will determine the final index level for each index, which will be the closing level of that index on the determination date as calculated and published by the applicable index sponsor. The calculation agent will also determine the final foreign exchange rate, which will be the spot foreign exchange rate corresponding to the currency of the applicable index as specified on the Reuters WMPRSPOT page (or any successor or replacement page) for the hour following the close of both indices on the determination date (other than when a currency disruption event shall have occurred or be continuing).

      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-19.

         WHO SHOULD OR SHOULD NOT CONSIDER AN INVESTMENT IN THE NOTES?

      We have designed the notes for investors who want to participate in the potential increase in a basket of two local currency denominated European equity indices while protecting their entire investment against a decline of up to 30% in the basket level from the initial basket level. Because the entire principal amount of your notes will be fully exposed to any potential depreciation in the basket level in excess of 30% over the term of the notes, you should only consider purchasing the notes if you are willing to accept the risk of loss of the entire principal amount of your note. To the extent that the final basket level declines by more than 30% from the initial basket level, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the basket.

      In addition, if the amount payable on your note on the stated maturity date is the face amount or even if the amount payable exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see "Additional Risk Factors Specific to Your Note -- Your Note Does Not Bear Interest" on page S-11.

      WHAT WILL I RECEIVE IF I SELL THE NOTE PRIOR TO THE STATED MATURITY?

      If you sell your note prior to the stated maturity date, you will receive the market price for your note. The market price for your note may be influenced by many factors, such as interest rates, currency exchange rates and the volatility of the indices. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see "Additional Risk Factors Specific to Your Note -- Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price" on page S-11 and "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" on page S-13.

                             HYPOTHETICAL EXAMPLES

      We have assumed for the following table, chart and examples that the closing levels of the indices on the determination date, as converted into U.S. dollars, will be the same as they are on the stated maturity date. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" on page S-11.

      The following table, chart and examples are based on index returns and foreign exchange returns that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your note; no one can predict what the value of the indices or foreign exchange rates will be on the determination date. The actual levels of the indices have been highly volatile -- meaning that the index levels have changed substantially in relatively short periods - in the past, and their future performance cannot be predicted. The foreign exchange rates have fluctuated in the past, and may, in the future, experience significant fluctuations. The final basket level can appreciate or depreciate due to changes in both index levels and foreign currency exchange rates. For more details about hypothetical returns on your note, please see the following examples and "Hypothetical Returns on Your Note" on page S-27.

      The actual performance of the indices and foreign exchange rates over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices and the foreign exchange rates shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see "The Indices -- Historical Closing Levels of the Indices" on page S-33. For information about the foreign exchange rates during recent periods, see "Historical Currency Exchange Rate Information" on page S-36.

      The table, chart and examples below also assume that there is no change in or affecting the composition of the index stocks in the indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market disruption event or currency disruption event occurs with respect to any index.

      The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level, which is USD 100. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and the participation rate of 1.10 and are expressed as percentages of the face amount of a note.

           Hypothetical Final Basket Level                             Hypothetical Payment Amount as
                  as Percentage of                                        Percentage of Face Amount
                Initial Basket Level                                     on the Stated Maturity Date
-----------------------------------------------------       -----------------------------------------------------
                        250%                                                           265.00%
                        225%                                                           237.50%
                        200%                                                           210.00%
                        175%                                                           182.50%
                        150%                                                           155.00%
                        140%                                                           144.00%
                        130%                                                           133.00%
                        120%                                                           122.00%
                        110%                                                           111.00%
                        100%                                                           100.00%
                         90%                                                           100.00%
                         80%                                                           100.00%
                         70%                                                           100.00%
                         60%                                                            85.71%
                         50%                                                            71.43%
                         40%                                                            57.14%
                         30%                                                            42.86%
                         20%                                                            28.57%
                         0%                                                                 0%

      If the basket level declines by more than 30% over the life of the notes, then you will lose 1.42857 multiplied by the percentage decline in the basket level in excess of 30%. As a result, to the extent the basket level declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level were determined to be 50% of the initial basket level, the payment amount that we would deliver to you at maturity would be 71.43% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it until the stated maturity date, you would lose 28.57% of your investment.

      The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis and based on the participation rate of 1.10. The chart shows that any hypothetical final basket level of less than 70% of the initial basket level (the section left of the 70% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of your note.

(Hypothetical Payment Amount Graph)

      The final basket level will be determined by the performance of each of the indices and their associated foreign exchange rates. The examples below demonstrate how these factors may affect the payment amount that the holder of each offered note will receive on the stated maturity date, expressed as a percentage of the face amount.

EXAMPLE I: BOTH INDEX RETURNS ARE POSITIVE, AND BOTH FOREIGN CURRENCIES
           APPRECIATE AGAINST THE U.S. DOLLAR. THE FINAL BASKET LEVEL IS GREATER THAN THE INITIAL BASKET LEVEL. THE PAYMENT AMOUNT IS GREATER THAN THE FACE AMOUNT.

                                                             DOW JONES          SWISS
                                                         EURO STOXX 50(SM)     MARKET
                                                               INDEX          INDEX(R)
                                                        -------------------   ---------
Initial index level...................................             2,782.43    5,658.40
Initial foreign exchange rate.........................               1.2090      1.2510
                                                                  (USD/EUR)   (CHF/USD)
Initial weight (USD)..................................                81.90       18.10
Reference amount......................................             0.024346    0.004002
Final index level.....................................             3,756.28    7,752.01
Final foreign exchange rate...........................               1.3299      1.1384
                                                                  (USD/EUR)   (CHF/USD)
PARTICIPATION RATE....................................                             1.10
INITIAL BASKET LEVEL (USD)............................                           100.00
FINAL BASKET LEVEL (USD)..............................                           148.87
BASKET RETURN.........................................                           48.87%
PAYMENT AMOUNT AS PERCENTAGE OF FACE AMOUNT...........                          153.76%

EXAMPLE II: BOTH INDEX RETURNS ARE POSITIVE, BUT THE BASKET RETURN IS NEGATIVE
            BECAUSE BOTH FOREIGN CURRENCIES DEPRECIATE AGAINST THE U.S. DOLLAR. THE FINAL BASKET LEVEL IS LESS THAN THE INITIAL BASKET LEVEL, BUT NOT BY MORE THAN 30%. THE PAYMENT AMOUNT IS 100% OF THE FACE AMOUNT.

                                                             DOW JONES          SWISS
                                                         EURO STOXX 50(SM)     MARKET
                                                               INDEX          INDEX(R)
                                                        -------------------   ---------
Initial index level...................................             2,782.43    5,658.40
Initial foreign exchange rate.........................               1.2090      1.2510
                                                                  (USD/EUR)   (CHF/USD)
Initial weight (USD)..................................                81.90       18.10
Reference amount......................................             0.024346    0.004002
Final index level.....................................             3,005.02    6,111.07
Final foreign exchange rate...........................               0.9914      1.3636
                                                                  (USD/EUR)   (CHF/USD)
PARTICIPATION RATE....................................                             1.10
INITIAL BASKET LEVEL (USD)............................                           100.00
FINAL BASKET LEVEL (USD)..............................                            90.46
BASKET RETURN.........................................                           -9.54%
PAYMENT AMOUNT AS PERCENTAGE OF FACE AMOUNT...........                          100.00%

EXAMPLE III: BOTH INDEX RETURNS ARE NEGATIVE, AND BOTH FOREIGN CURRENCIES
             DEPRECIATE AGAINST THE U.S. DOLLAR. THE FINAL BASKET LEVEL IS LESS THAN THE INITIAL BASKET LEVEL BY MORE THAN 30%. THE PAYMENT AMOUNT IS 65.44% OF THE FACE AMOUNT.

                                                             DOW JONES          SWISS
                                                         EURO STOXX 50(SM)     MARKET
                                                               INDEX          INDEX(R)
                                                        -------------------   ---------
Initial index level...................................             2,782.43    5,658.40
Initial foreign exchange rate.........................               1.2090      1.2510
                                                                  (USD/EUR)   (CHF/USD)
Initial weight (USD)..................................                81.90       18.10
Reference amount......................................             0.024346    0.004002
Final index level.....................................             1,613.81    3,564.79
Final foreign exchange rate...........................               0.9068      1.4011
                                                                  (USD/EUR)   (CHF/USD)
PARTICIPATION RATE....................................                             1.10
INITIAL BASKET LEVEL (USD)............................                           100.00
FINAL BASKET LEVEL (USD)..............................                            45.81
BASKET RETURN.........................................                          -54.19%
PAYMENT AMOUNT AS PERCENTAGE OF FACE AMOUNT...........                           65.44%

 WHAT DO THE INDICES MEASURE AND WHERE CAN I FIND MORE INFORMATION ABOUT THEM?

      Please see "The Indices" on page S-33 for a description of these indices.

                               WHAT ABOUT TAXES?

      The U.S. federal income tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Discussion of Federal Income Tax Consequences" on page S-38.

      Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your note for all purposes as a pre-paid forward contract with respect to the indices. If your note is so treated, you will generally recognize capital gain or loss upon the sale or maturity of your note in an amount equal to the difference between the amount you receive upon the sale of your note or on the stated maturity date and the amount you paid for your note. Such gain or loss generally would be long-term capital gain or loss if you held your note for more than one year.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated February 6, 2004. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the indices to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

  ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF YOUR NOTE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT (AS DETERMINED BY
REFERENCE TO PRICING MODELS USED BY GOLDMAN, SACHS & CO.) IS SIGNIFICANTLY LESS
                         THAN THE ORIGINAL ISSUE PRICE

      The value or quoted price of your note at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your note as determined by reference to pricing models used by Goldman, Sachs & Co.

      If at any time a third party dealer quotes a price to purchase your note or otherwise values your note, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" below.

      Furthermore, if you sell your note, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

      There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your note; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See "-- Your Note May Not Have an Active Trading Market" below.

                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

      The principal of your note is not protected if the final basket level declines by more than 30% from the initial basket level. If the final basket level is less than 70% of the initial basket level, you will lose the face amount of your note multiplied by 1.42857 multiplied by the percentage decline in the basket level in excess of 30%. For example, if the final basket level falls to 50% of the initial basket level, resulting in an index return of -50%, you will be paid only 71.43% of your principal and you will lose 28.57% of your principal. Therefore, to the extent that the basket level declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket level. Thus, you may lose your entire investment in your note, depending on the final basket level, as calculated by the calculation agent.

      Our cash payment on your note on the stated maturity date will be based on the final basket level, which is affected by not only the final index level of each index but also the final foreign exchange rate applicable to each index.

      Also, the market value of your note prior to the stated maturity date may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.

                        YOUR NOTE DOES NOT BEAR INTEREST

      You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

                          THE LOWER PERFORMANCE OF ONE
                        INDEX MAY OFFSET AN INCREASE IN
                                THE OTHER INDEX

      The basket is comprised of two indices which are not equally weighted. Because the initial weights of the two indices are not the same, declines in the level of one index may more than offset increases in the levels of the other index. As a result, the return on the basket -- and thus on your note -- may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your note at maturity.

                    THE RETURN ON YOUR NOTE WILL NOT REFLECT
                     ANY DIVIDENDS PAID ON THE INDEX STOCKS

      Each index sponsor calculates the level of the applicable index by reference to the prices of the common stocks included in the relevant index, without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in each index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See "-- You Have No Shareholder Rights or Rights to Receive any Stock" below for additional information.

                     THE RETURN ON YOUR NOTE WILL DEPEND ON
                          CHANGES IN THE LEVELS OF THE
                       INDICES AND IS SUBJECT TO CURRENCY
                               EXCHANGE RATE RISK

      Any amount we pay on the stated maturity date will be based upon the difference between the final basket level and the initial basket level. Fluctuations in the exchange rates between the euro and the Swiss franc (in which the indices are denominated), on the one hand, and the U.S. dollar (in which your note is denominated), on the other hand, will affect the market price of your notes, the level of the basket and the amount payable at maturity. For example, if the U.S. dollar appreciates relative to these currencies, we expect that the market value of your note will decrease, and conversely, if the U.S. dollar depreciates relative to these currencies, we expect that the market value of your note will increase.

      These foreign exchange rates vary over time, and may vary considerably during the life of your note. Changes in the exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe and the United States, including economic and political developments in other countries. Of particular importance are:

- rates of inflation;

- interest rate levels;

- the balances of payments among countries;

- the extent of governmental surpluses or deficits in Europe and the United States; and

- other financial, economic, military and political factors.

      All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries in Europe, the United States and other countries important to European trade and finance.

      The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the basket or other de facto restrictions on the repatriation of U.S. dollars, such as a currency disruption event (as defined under "Specific Terms of Your Note - Special Calculation Provisions" below).

                     AN INVESTMENT IN THE OFFERED NOTES IS
                    SUBJECT TO RISKS ASSOCIATED WITH FOREIGN
                               SECURITIES MARKETS

      The indices that comprise the basket include stocks issued by foreign companies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

      Securities prices in Europe are subject to political, economic, financial and social factors that apply in Europe. These factors, which could negatively affect European securities markets, include the possibility of recent or future changes in the economic and fiscal policies of European governments, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to European companies or investments in European equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, European economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

                      THE MARKET VALUE OF YOUR NOTE MAY BE
                      INFLUENCED BY MANY FACTORS THAT ARE
                       UNPREDICTABLE AND INTERRELATED IN
                                  COMPLEX WAYS

      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. For more information about the value of your note in the secondary market, see "-- Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price" above.

      Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in U.S. interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the level of the basket attributable to favorable political or economic developments in Europe could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.

      The Level of the Basket Will Affect the Market Value of Your Note

      We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the basket at that time has risen above or has fallen below the initial basket level. If you sell your note prior to maturity, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final basket level equal to that current level because of an expectation that the level of the basket will continue to fluctuate until the final basket level is determined. Fluctuating foreign dividend rates may affect the level of the basket and, indirectly, the market value of your note. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stocks underlying the basket may also affect the level of the basket and, indirectly, the market value of your note.

      As indicated under "The Indices -- Historical Closing Levels of the Indices" below, the levels of the indices comprised in the basket have been highly volatile at times in the past. As indicated under "-- Historical Currency Exchange Rate Information", the foreign exchange rates have fluctuated in the past, and may, in the future, experience significant fluctuations. It is impossible to predict whether the levels of the basket will rise or fall. In addition, we cannot predict whether future changes in the market prices of the basket stocks or future changes in the foreign exchange rates will correlate with past changes.

      Changes in Interest Rates are Likely to Affect the Market Value of Your
Note

      Although we will not pay interest on your note, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security in different degrees. In general, if U.S. interest rates increase, we expect that the market value of your note will decrease and, conversely, if U.S. interest rates decrease, we expect that the market value of your note will increase.

      Changes in the Volatility of the Levels of the Indices are Likely to Affect the Market Value of Your Note

      The volatility of the indices refers to the magnitude and frequency of the changes in the levels of the indices. In most scenarios, if the volatility of one or both of the indices comprising the basket increases, we expect that the market value of your note will increase and, conversely, if the volatility of one or both of the indices comprising the basket decreases, we expect that the market value of your note will decrease.

      Changes in the Foreign Exchange Rates Are Likely to Affect the Market Value of Your Note as Are Changes in the Volatility of Foreign Currency/U.S. Dollar Exchange Rates, and the Correlation Between those Rates and the Index Levels, Is Likely to Affect the Market Value of Your Note

      The foreign currency to U.S. dollar exchange rate refers to a foreign exchange spot rate that measures the relative values of two currencies, that foreign currency and the U.S. dollar. This rate reflects the amount of the relevant foreign currency that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to that foreign currency. The volatility of a foreign currency/U.S. dollar rate refers to the size and frequency of changes in that rate. Because your note is payable in U.S. dollars, the value and volatility of the foreign currency to U.S. dollar exchange rates will affect the market value of your notes. In general, if the U.S. dollar appreciates, we expect that the market value of your note will decrease, and conversely, if the U.S. dollar depreciates, we expect that the market value of your note will increase. In addition, in most scenarios, if the volatility of the foreign exchange rates increases, we expect that the market value of your note will increase and, conversely, if the volatility of those rates decreases, we expect that the market value of your note will decrease. The correlation between each of the foreign exchange rates and the levels of the corresponding indices refers to the relationship between the percentage changes in those rates and the percentage changes in the level of the indices -- the greater the correlation, the more closely the percentage changes in one resemble the percentage changes in the other.

      The Time Remaining to Maturity Is Likely to Affect the Market Value of Your Note

      Before the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the basket and the level of interest rates. This difference would reflect a "time value" due to expectations concerning the level of the basket and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time value will decrease, lowering the market value of your note.

      Changes in Our Credit Ratings May Affect the Market Value of Your Note

      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the basket and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.

                    IF THE LEVELS OF THE INDICES CHANGE, THE
                       MARKET VALUE OF YOUR NOTE MAY NOT
                           CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the indices comprising the basket. Changes in the levels of those indices may not result in a comparable change in the market value of your note. In part, this is because of the weightings assigned to the indices and the impact from changes in foreign currency exchange rates. We discuss some of the reasons for this disparity under "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" above.

                       TRADING AND OTHER TRANSACTIONS BY
                   GOLDMAN SACHS IN INSTRUMENTS LINKED TO THE
                        INDICES, THE CURRENCIES THEY ARE
                     DENOMINATED IN OR THE INDEX STOCKS MAY
                                IMPAIR THE VALUE
                                  OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under the offered notes by purchasing futures and other instruments linked to the indices and foreign currencies. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the indices or the stocks in those indices, which we refer to as index stocks, or the foreign currencies in which the indices are denominated, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or both of the indices or one or more of the index stocks or the foreign currencies in which the indices are denominated. Any of these hedging activities may adversely affect the levels of one or both of the indices -- directly or indirectly by affecting the price of the index stocks -- and foreign currencies, and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the indices, index stocks or foreign currencies for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or both of the indices -- directly or indirectly by affecting the price of the index stocks -- and foreign currencies and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or both of the indices, one or more of the index stocks or foreign currencies. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

                  YOU HAVE NO SHAREHOLDER RIGHTS OR RIGHTS TO
                               RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the indices, the index stocks and in the foreign currencies that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of any index or any foreign exchange rate, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some of the issuers of the index stocks and with respect to the indices. Any of these activities by any of our affiliates may affect the level of one or both of the indices and, therefore, the market value of your note and the amount we will pay on your note at maturity.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
                        WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                           MARKET VALUE OF YOUR NOTE,
                         WHEN YOUR NOTE MATURES AND THE
                         AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event or a currency disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                     THE POLICIES OF THE INDEX SPONSORS AND
                  CHANGES THAT AFFECT THE INDICES OR THE INDEX
                   STOCKS COULD AFFECT THE AMOUNT PAYABLE ON
                         YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels could affect the index levels and, therefore, the amount payable on your note on the stated maturity date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which it calculates the index level, or if any of the index sponsors discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if any of the index levels is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index levels on the determination date -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Indices" and "-- Role of Calculation Agent" below.

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
 STOCK ISSUERS OR THE INDEX SPONSORS AND US, AND WE ARE NOT RESPONSIBLE FOR ANY
       DISCLOSURE BY ANY OF THE INDEX STOCK ISSUERS OF THE INDEX SPONSORS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the index stock issuers. You, as an investor in your note, should make your own investigation into the indices and the index stock issuers. See "The Indices" below for additional information about the indices.

      Neither the index sponsors nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Neither the index sponsors nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                    IF A MARKET DISRUPTION EVENT OR CURRENCY
                            DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event or a currency disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event or currency disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of either of the indices comprising the basket or either of the final foreign exchange rates are not available on the determination date because of a continuing market disruption event, currency disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the levels of the indices or the relevant foreign exchange rates, as the case may be, at that time.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                     THE TAX CONSEQUENCES OF AN INVESTMENT
                           IN YOUR NOTE ARE UNCERTAIN

      The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under "Supplemental Discussion of Federal Income Tax Consequences" below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".

      The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus.

      This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your note:

NO INTEREST:  we will not pay interest on your note

SPECIFIED CURRENCY:

- U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: each note registered in the name of a holder must have a face amount of $1,000 or any multiple of $1,000

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                    INDICES, INDEX SPONSORS AND INDEX STOCKS

      In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to either of the indices, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the Indices" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.

PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, an amount, if any, in cash equal to:

- if the basket return is greater than 0%, the outstanding face amount of the note plus the supplemental payment amount. The supplemental payment amount will equal the outstanding face amount of the note multiplied by the participation rate of 1.10 multiplied by the basket return.

- if the basket return is equal to or less than 0% but equal to or greater than -30%, the outstanding face amount of the note.

- if the basket return is less than -30%, the outstanding face amount of the note multiplied by 1.42857 multiplied by the result of the final basket level divided by the initial basket level. For example, if the final basket level falls to 50% of the initial basket level, the amount we will pay you on the stated maturity date for each $1,000 face amount of your note will be $714.29, calculated as follows: the face amount of your note multiplied by an amount equal to 1.42857 times 50%.

      To the extent that the final basket level declines by more than 30% from the initial basket level, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline in the basket. If the basket return is less than -30%, the payment on your note on the stated maturity date will be less than the face amount of your note and may even be reduced to zero.

      The basket return is calculated by subtracting the initial basket level from the final basket level and by dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level is USD 100. The initial basket level equals the weighted sum of the closing level of the two indices (see table below) on the trade date, with each such closing level converted to U.S. dollars at its respective initial foreign exchange rate. The final basket level is calculated as the weighted sum (based on the constant reference amount for each index shown in the table below) of the final index levels of the two indices included in the basket on the determination date, with each final index level converted to U.S. dollars at its respective final foreign exchange rate.

      The calculation agent will determine the final index levels, which will be the closing levels of each of the indices on the determination date as calculated and published by the index sponsors. However, the calculation agent will have discretion to adjust the closing levels on any particular day or to determine them in a different manner as described under "-- Discontinuance or Modification of the Indices" below.

                             ---------------------

                                                       DOW JONES
                                                   EURO STOXX 50(SM)            SWISS MARKET
                                                         INDEX                    INDEX(R)
                                                -----------------------   ------------------------
Initial index level...........................             2,782.43 EUR               5,658.40 CHF
Initial foreign exchange rate.................           1.2090 USD/EUR             1.2510 CHF/USD
Initial weight (USD)..........................                    81.90                      18.10
Reference amount (constant value).............                 0.024346                   0.004002

                             ---------------------

STATED MATURITY DATE

      The stated maturity date will be December 29, 2009 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after December 29, 2009 or, if December 29, 2009 is not a business day, later than the sixth business day after December 29, 2009. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event or a currency disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events and currency disruption events under "-- Special Calculation Provisions" below.

      The calculation agent may also postpone the stated maturity date if a currency disruption event occurs on a day on which a spot foreign exchange transaction executed on the determination date would otherwise settle and such currency disruption event is continuing on each day up to and including the business day immediately preceding the stated maturity date. The consequences of such an event are discussed under "Consequences of a Market Disruption Event or Currency Disruption Event" below.

DETERMINATION DATE

      The determination date will be the fifth business day before December 29, 2009 unless the calculation agent determines that a market disruption event or a currency disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event or a currency disruption event does not occur and is not continuing. In no event, however, will the determination date be later than December 29, 2009 or, if December 29, 2009 is not a business day, later than the first business day after December 29, 2009.

FINAL FOREIGN EXCHANGE RATES

      The final foreign exchange rate applicable to the currency in which an index is quoted (USD/EUR and CHF/USD), will be determined by the calculation agent to be the spot foreign exchange rate specified on the Reuters WMPRSPOT page for the hour following the close of both indices on the determination date (other than when a currency disruption event shall have occurred or be continuing) or any successor or replacement page or pages as determined by the calculation agent. In the event any one of these foreign exchange rates does not appear on that page, or in the event a currency disruption event shall have occurred or be continuing, then those affected final foreign exchange rate(s) on the determination date shall be the arithmetic mean, as determined by the calculation agent, of the currency mid-quotations obtained by the calculation agent from as many recognized foreign exchange dealers (which may include the calculation agent or any of its affiliates), but not exceeding three, as will make such mid-quotations available to the calculation agent as of the hour following the close of both indices on the determination date (other than when a currency disruption event shall have occurred or be continuing).

CONSEQUENCES OF A MARKET DISRUPTION EVENT OR CURRENCY DISRUPTION EVENT

      As indicated above, if a market disruption event or a currency disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following business day on which a market disruption event or a currency disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.

      If the determination date is postponed to the last possible day, but a market disruption event or a currency disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the levels of either of the indices comprising the basket or either of the final foreign exchange rates that must be used to determine the payment amount are not available on the last possible determination date because of a market disruption event, currency disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices or the relevant foreign exchange rates, as the case may be, on that day.

      If a currency disruption event occurs or is continuing on a day on which a foreign exchange transaction executed on the determination date would otherwise settle, then, if such currency disruption event is continuing on each day up to and including the business day immediately preceding the stated maturity date, the stated maturity date will be postponed to the next business day following the date on which such currency disruption event ceases, provided that the stated maturity date will never be later than the fifth business day after December 29, 2009, or if December 29, 2009 is not a business day, no later than the sixth business day after December 29, 2009. If the currency disruption event is continuing on the business day immediately preceding the last possible day of the postponed stated maturity date, then the calculation agent will, notwithstanding the availability of a final foreign exchange rate on the determination date, adjust the final foreign exchange rate to reflect a lack of convertibility, based on the calculation agent's assessment, made in its sole discretion of a lack of convertibility of the applicable currency.

      For the avoidance of doubt, if a currency disruption event constitutes or coincides with any market disruption event, the terms of the notes shall be adjusted by the calculation agent, in its sole discretion to reflect the currency disruption event only after any necessary adjustments have been made as a result of the market disruption event.

                         DISCONTINUANCE OR MODIFICATION
                                 OF THE INDICES

      If either of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of either of the indices is discontinued and there is no successor index, or that the level of either of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.

      If the calculation agent determines that either index, the stocks comprising either index or the method of calculating either index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.

      All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the reference amounts, the final basket level, the basket return, the closing levels of the two indices, the final foreign exchange rates, market disruption events, currency disruption events, business days, the default amount and the payment amount on your note, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the respective principal securities markets for all the index stocks are open for trading, both of the index sponsors are open for business and the closing levels for both of the indices are calculated and published by the index sponsors.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

      During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event with respect to any one of the two indices:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events with respect to an index:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to any of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to either of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

      As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

CURRENCY DISRUPTION EVENT

      A currency disruption event with respect to either of the two currencies applicable to the offered notes means the occurrence or continuance of any of the following, as determined by the calculation agent:

- the failure by the central bank of the local jurisdiction (or any successor to the central bank of the local jurisdiction as the central and monetary authority of the local jurisdiction) to approve to the extent legally required or permit the exchange of local currency for U.S. dollars, or any other action of the dominant authority (including the promulgation, operation or enforcement of any law, act, decree, regulation, ordinance, order, policy or determination, or modification of, or change in the interpretation of any of the foregoing) or any event in the local jurisdiction that has the effect of preventing such exchange, the transfer of any U.S. dollars from accounts in the local jurisdiction to accounts outside of the local jurisdiction or the transfer of local currency between accounts in the local jurisdiction to a person that is a non-resident of the local jurisdiction by The Goldman Sachs Group, Inc. or any of its affiliates, or if U.S. dollars are unavailable in any legal exchange market for purchase with local currency settled through the banking system of the local jurisdiction in accordance with normal commercial practice; provided that any such failure, action, event or unavailability is not the result of the failure by The Goldman Sachs Group, Inc. or any of its affiliates to comply with all legal requirements of the local jurisdiction (unless such legal requirements are imposed after June 22, 2004) except if and when required by U.S. law;

- the failure of the government of the local jurisdiction, or any agency or subdivision thereof, to make timely payment in full of any principal, interest or other amounts due on any security issued by such entity;

- a declared moratorium, waiver, deferral, repudiation or rescheduling of any security issued by the government of the local jurisdiction, or any agency or subdivision thereof, or the amendment or modification of the terms and conditions of the security issued by such entity in a way that in any such case has a material adverse effect on the holders of such security;

- the existence of any restriction on the receipt within the local jurisdiction or the repatriation outside of the local jurisdiction of all or any portion of the principal, interest, capital gains or other proceeds of assets owned by foreign persons or entities in the local jurisdiction, including but not limited to any restriction imposed by the government of the local jurisdiction or any agency or subdivision thereof;

- a declaration of a banking moratorium or any suspension of payments by banks in the local jurisdiction;

- any expropriation, confiscation, requisition, nationalization or other action by any dominant authority that could deprive any party in the local jurisdiction, including The Goldman Sachs Group, Inc. or any of its affiliates which has an interest in the offered notes, of all or a substantial portion of its assets (including rights to receive payment) in the local jurisdiction; provided that such actions are not the result of the failure of The Goldman Sachs Group, Inc. or any of its affiliates to comply with all legal requirements of the local jurisdiction (unless such legal requirements are imposed after June 22, 2004 or constitute an expropriation in and of themselves) except if and when required by U.S. law; or

- any war (whether or not declared), revolution, insurrection or hostile act that prevents the transfer of U.S. dollars outside of the local jurisdiction or lawfully converting local currency to U.S. dollars.

      For purposes of determining the existence of a currency disruption event:

- "dominant authority" means at any time the government of the local jurisdiction or any political subdivision thereof or any other authority asserting governmental, military or political power of any kind in the local jurisdiction at such time, whether or not such authority is recognized as de facto or de jure government.

- "local currency" means with respect to the European Monetary Union, the euro and with respect to Switzerland, the Swiss franc, as applicable.

- "local jurisdiction" means with respect to the initial basket, the European Monetary Union and Switzerland, as applicable.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant.

      Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

      We have assumed for the following table, chart and examples that the closing level of the indices on the determination date will be the same as they are on the stated maturity date. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market or currency disruption event occurs. If you sell your note before the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the levels of the indices and currency exchange rates. In addition, assuming no changes in market conditions or any other relevant factors, the value of your note on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the value of your note in the secondary market, see "Additional Risk Factors Specific to Your Note -- Assuming No Changes in Market Conditions Or Any Other Relevant Factors, the Value of Your Note on the Date of this Prospectus Supplement (As Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than the Original Issue Price" and "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" above.

      The following table, chart and examples are based on basket levels and foreign exchange rates that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your note; no one can predict what the value of the indices or foreign exchange rates will be on the determination date. The indices have been highly volatile - meaning that their levels have changed substantially in relatively short periods - in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in both index levels and foreign currency exchange rates.

      The actual performance of the indices and the fluctuations of the foreign exchange rates over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices and the foreign exchange rates shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see "The Indices -- Historical Closing Levels of the Indices" below. For information about the foreign exchange rates during recent periods, see "Historical Currency Exchange Rate Information" below.

      The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level, which is USD 100. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

                                ---------------

  Hypothetical Final Basket       Hypothetical Payment Amount as
   Level as Percentage of          Percentage of Face Amount on
    Initial Basket Level               Stated Maturity Date
  -------------------------       ------------------------------
             250%                             265.00%
             225%                             237.50%
             200%                             210.00%
             175%                             182.50%
             150%                             155.00%
             140%                             144.00%
             130%                             133.00%
             120%                             122.00%
             110%                             111.00%
             100%                             100.00%
              90%                             100.00%
              80%                             100.00%
              70%                             100.00%
              60%                              85.71%
              50%                              71.43%
              40%                              57.14%
              30%                              42.86%
              20%                              28.57%
               0%                                  0%

      If the basket level declines by more than 30% over the life of the notes, then you will lose 1.42857 multiplied by the percentage decrease in the basket level in excess of 30%. As a result, to the extent the basket level declines by more than 30%, the rate of decline in the amount you will be paid on your note on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level were determined to be 50% of the initial basket level, the payment amount that we would deliver on your note at maturity would be 71.43% of the face amount of your note, as shown in the table above. As a result, if you purchased your note on the original issue date and held it to the stated maturity date, you would lose 28.57% of your investment.

      The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your note) that we would deliver to the holder of your note on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis based on the participation rate of 1.10. The chart shows that any hypothetical final basket level of less than 70% of the initial basket level (the section left of the 70% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of your note.

(HYPOTHETICAL PAYMENT AMOUNT GRAPH)


      The final basket level will be determined by the performance of each of the indices and their associated foreign exchange rates. The examples below demonstrate how these factors may affect the payment amount that the holder of each offered note will receive on the stated maturity date, expressed as a percentage of the face amount.

EXAMPLE I: BOTH INDEX RETURNS ARE POSITIVE, AND BOTH FOREIGN CURRENCIES
           APPRECIATE AGAINST THE U.S. DOLLAR. THE FINAL BASKET LEVEL IS GREATER THAN THE INITIAL BASKET LEVEL. THE PAYMENT AMOUNT IS GREATER THAN THE FACE AMOUNT.

                                                               DOW JONES         SWISS
                                                           EURO STOXX 50(SM)    MARKET
                                                                 INDEX         INDEX(R)
                                                           -----------------   ---------
Initial index level......................................          2,782.43     5,658.40
Initial foreign exchange rate............................            1.2090       1.2510
                                                                  (USD/EUR)    (CHF/USD)
Initial weight (USD).....................................             81.90        18.10
Reference amount.........................................          0.024346     0.004002
Final index level........................................          3,756.28     7,752.01
Final foreign exchange rate..............................            1.3299       1.1384
                                                                  (USD/EUR)    (CHF/USD)
PARTICIPATION RATE.......................................                           1.10
INITIAL BASKET LEVEL (USD)...............................                         100.00
FINAL BASKET LEVEL (USD).................................                         148.87
BASKET RETURN............................................                         48.87%
PAYMENT AMOUNT AS PERCENTAGE OF FACE AMOUNT..............                        153.76%

EXAMPLE II: BOTH INDEX RETURNS ARE POSITIVE, BUT THE BASKET RETURN IS NEGATIVE
            BECAUSE BOTH FOREIGN CURRENCIES DEPRECIATE AGAINST THE U.S. DOLLAR. THE FINAL BASKET LEVEL IS LESS THAN THE INITIAL BASKET LEVEL, BUT NOT BY MORE THAN 30%. THE PAYMENT AMOUNT IS 100% OF THE FACE AMOUNT.

                                                               DOW JONES         SWISS
                                                           EURO STOXX 50(SM)    MARKET
                                                                 INDEX         INDEX(R)
                                                           -----------------   ---------
Initial index level......................................          2,782.43     5,658.40
Initial foreign exchange rate............................            1.2090       1.2510
                                                                  (USD/EUR)    (CHF/USD)
Initial weight (USD).....................................             81.90        18.10
Reference amount.........................................          0.024346     0.004002
Final index level........................................          3,005.02     6,111.07
Final foreign exchange rate..............................            0.9914       1.3636
                                                                  (USD/EUR)    (CHF/USD)
PARTICIPATION RATE.......................................                           1.10
INITIAL BASKET LEVEL (USD)...............................                         100.00
FINAL BASKET LEVEL (USD).................................                          90.46
BASKET RETURN............................................                         -9.54%
PAYMENT AMOUNT AS PERCENTAGE OF FACE AMOUNT..............                        100.00%

EXAMPLE III: BOTH INDEX RETURNS ARE NEGATIVE, AND BOTH FOREIGN CURRENCIES
             DEPRECIATE AGAINST THE U.S. DOLLAR. THE FINAL BASKET LEVEL IS LESS THAN THE INITIAL BASKET LEVEL BY MORE THAN 30%. THE PAYMENT AMOUNT IS 65.44% OF THE FACE AMOUNT.

                                                               DOW JONES         SWISS
                                                           EURO STOXX 50(SM)    MARKET
                                                                 INDEX         INDEX(R)
                                                           -----------------   ---------
Initial index level......................................          2,782.43     5,658.40
Initial foreign exchange rate............................            1.2090       1.2510
                                                                  (USD/EUR)    (CHF/USD)
Initial weight (USD).....................................             81.90        18.10
Reference amount.........................................          0.024346     0.004002
Final index level........................................          1,613.81     3,564.79
Final foreign exchange rate..............................            0.9068       1.4011
                                                                  (USD/EUR)    (CHF/USD)
PARTICIPATION RATE.......................................                           1.10
INITIAL BASKET LEVEL (USD)...............................                         100.00
FINAL BASKET LEVEL (USD).................................                          45.81
BASKET RETURN............................................                        -54.19%
PAYMENT AMOUNT AS PERCENTAGE OF FACE AMOUNT..............                         65.44%

      Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under "Supplemental Discussion of Federal Income Tax Consequences" below.

   We cannot predict the actual final basket level on the determination date or the market value of your note, nor can we predict the relationship between the basket level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and chart above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates have entered into hedging transactions involving purchases of futures and other instruments linked to the indices and foreign currencies on the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to any one or more of the indices or index stocks or foreign currencies. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the indices or some or all index stocks or foreign currencies,

- may take or dispose of positions in the securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the European stock exchanges or other components of the European equity markets, and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser and/or

- may acquire or dispose of U.S. dollars in foreign exchange transactions involving euros and Swiss francs.

      We and/or our affiliates may acquire a long or short position in securities similar to your note from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices, the index stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the indices and foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the indices or the foreign currencies, some or all of the index stocks or indices designed to track the performance of the European stock exchanges or other components of the European equity markets.

   The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Indices, the Currencies They Are Denominated in, or the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above for a discussion of these adverse effects.

                                  THE INDICES

      We have derived all information regarding each of the two indices contained in this prospectus supplement, from publicly available information without independent verification. Each of the index sponsors owns the copyright and all rights to its applicable index. Neither of the index sponsors has an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of either of the index sponsors discontinuing or modifying its applicable index are described in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the Indices" above.

                       DOW JONES EURO STOXX 50(SM) INDEX

      The Dow Jones Euro STOXX 50(SM) Index is a capitalization-weighted index of 50 European blue-chip stocks. The index was developed with a base value of 1,000 as of December 31, 1991. Additional information about the index is available on the following website: http://www.stoxx.com.

                             SWISS MARKET INDEX(R)

      The Swiss Market Index(R) is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. The SMI(R) was developed with a base value of 1,500 as of June 30, 1988. Additional information about the index is available on the web site http://www.swx.com.

                    HISTORICAL CLOSING LEVELS OF THE INDICES

      The respective closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of either of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the indices as an indication of future performance. We cannot give you any assurance that the future performance of the indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the indices.

      The tables below show the high, the low and the last closing levels of each index for each of the four calendar quarters in 2002 and 2003 and for the two calendar quarters in 2004, through June 22, 2004. We obtained the closing levels listed in the four tables below from Bloomberg Financial Services, without independent verification.

      The actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below or the hypothetical return example shown elsewhere in this prospectus supplement.

 QUARTERLY HIGH, LOW OR CLOSING LEVELS OF THE DOW JONES EURO STOXX 50(SM) INDEX

                                                              HIGH            LOW            CLOSE
                                                            --------        --------        --------
2002
  Quarter ended March 31..................................  3,833.09        3,430.18        3,784.05
  Quarter ended June 30...................................  3,748.44        2,928.72        3,133.39
  Quarter ended September 30..............................  3,165.47        2,187.22        2,204.39
  Quarter ended December 31...............................  2,669.89        2,150.27        2,386.41
2003
  Quarter ended March 31..................................  2,529.86        1,849.64        2,036.86
  Quarter ended June 30...................................  2,527.44        2,067.23        2,419.51
  Quarter ended September 30..............................  2,641.55        2,366.86        2,395.87
  Quarter ended December 31...............................  2,760.66        2,434.63        2,760.66
2004
  Quarter ended March 31..................................  2,959.71        2,702.05        2,787.49
  Quarter ending June 30 (through June 22, 2004)..........  2,905.88        2,659.85        2,782.43
  Closing level of the index on June 22, 2004.............                                  2,782.43

       QUARTERLY HIGH, LOW OR CLOSING LEVELS OF THE SWISS MARKET INDEX(R)

                                                              HIGH            LOW            CLOSE
                                                            --------        --------        --------
2002
  Quarter ended March 31..................................  6,655.20        6,105.20        6,655.20
  Quarter ended June 30...................................  6,694.10        5,594.20        5,979.70
  Quarter ended September 30..............................  6,024.20        4,561.40        4,783.00
  Quarter ended December 31...............................  5,181.90        4,435.00        4,630.80
2003
  Quarter ended March 31..................................  4,965.30        3,675.40        4,085.60
  Quarter ended June 30...................................  4,992.50        4,135.50        4,813.70
  Quarter ended September 30..............................  5,422.60        4,700.80        5,043.50
  Quarter ended December 31...............................  5,891.20        5,589.50        5,733.50
2004
  Quarter ended March 31..................................  5,487.80        5,061.00        5,487.80
  Quarter ending June 30 (through June 22, 2004)..........  5,891.20        5,589.50        5,658.40
  Closing level of the index on June 22, 2004.............                                  5,658.40

                             ----------------------

                               LICENSE AGREEMENTS

      We have entered into non-exclusive license agreements with each of the sponsors of the Dow Jones Euro STOXX 50(SM) Index and the Swiss Market Index(R), whereby Goldman Sachs, in exchange for a fee, is permitted to use the indices in connection with the offer and sale of the offered notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and Goldman Sachs is the licensing of the use of such index and trademarks relating to such index.

      Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.

LICENSE AGREEMENT FOR THE DOW JONES EURO STOXX 50(SM) INDEX

      The Dow Jones Euro STOXX 50(SM) Index is owned and published by STOXX. The license agreement between STOXX and Goldman, Sachs & Co. provides that the following language must be set forth in this prospectus supplement: The notes are not sponsored, endorsed, sold or promoted by STOXX LIMITED ("STOXX") or DOW JONES & COMPANY, INC. ("DOW JONES"). Neither STOXX nor DOW JONES makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The only relationship of STOXX to the licensee is as the licensor of the Euro STOXX 50(SM) Index and of certain trademarks, trade names and service marks of STOXX, and as the sublicensor of the DOW JONES INDEXES(SM) and of certain trademarks, trade names and service marks of DOW JONES. The aforementioned indexes are determined, composed and calculated by STOXX or DOW JONES, as the case may be, without regard to the licensee or the notes. Neither STOXX nor DOW JONES is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Neither STOXX nor DOW JONES has any obligation or liability in connection with the administration, marketing or trading of the notes.

      NEITHER STOXX NOR DOW JONES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA INCLUDED THEREIN, AND NEITHER SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR ANY DATA INCLUDED THEREIN. NEITHER STOXX NOR DOW JONES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEXES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL EITHER STOXX OR DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX AND THE LICENSEE OTHER THAN LICENSEE'S AFFILIATES.

LICENSE AGREEMENT FOR THE SWISS MARKET INDEX(R)

      The use of and reference to the Swiss Market Index(R) (SMI(R)) in connection with the notes has been consented to by the SWX Swiss Exchange, the publisher of the SMI(R), providing that the following language must be set forth in this prospectus supplement: The notes are not in any way sponsored, endorsed, sold or promoted by the SWX Swiss Exchange and the Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI(R) and/or the figure at which the SMI(R) stands at any particular time on any particular day or otherwise. However, the SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI(R) and the SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein. SMI(R) is a registered trademark of SWX Swiss Exchange which is used under license.

                 HISTORICAL CURRENCY EXCHANGE RATE INFORMATION

      Provided below are historical mid-exchange rates between the euro Swiss franc and the U.S. dollar for each of the four calendar quarters in 2002 and 2003 and for the two calendar quarters in 2004, through June 22, 2004. We make no representation that these foreign currency amounts could have been or could be converted into U.S. dollars, as the case may be, at any particular rate or at any rate. The data presented in this prospectus supplement relating to the foreign exchange rates for the U.S. dollar are furnished for informational purposes only and based on public information. We cannot assure you that such disclosure is accurate. See "Additional Risk Factors Specific to Your Note - The Return on Your Note Will Depend on Changes in the Level of the Indices and is Subject to Currency Exchange Rate Risk" above.

      The foreign exchange rates have fluctuated in the past, and may, in the future, experience significant fluctuations. The fluctuation in the exchange rate between the respective foreign currencies and the U.S. dollar will affect the amount payable at maturity.

      Governmental actions affecting such exchange rate in the past and over the life of the notes may include the imposition of exchange or regulatory controls or taxes, the intervention by the central bank, the replacement of the respective foreign currency or the alteration of the exchange rate or the relative exchange characteristics by devaluation or revaluation of the respective foreign currency. We cannot assure you that the respective governments will not impose foreign currency exchange controls in the future.

      The exchange rate between each of the respective foreign currencies and the U.S. dollar varies over time. Changes in the foreign exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in Europe and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Europe and the United States and other countries important to international trade and finance.

      The price of the notes could also be adversely affected by delays in, or refusal to grant, any required government approval for conversions of a local currency and remittances abroad with respect to the indices comprising the basket or other de facto restrictions on the repatriation of U.S. dollars.

      The following tables show, for the periods indicated, the high, low and closing mid-exchange rates. We obtained the exchange rates listed below from Bloomberg Financial Services, without independent verification. The actual fluctuations of the foreign exchange rates over the life of the offered notes may bear little relation to the historical foreign exchange rates shown below.

                                    USD/EUR

                                                               HIGH          LOW          CLOSE
                                                              ------        ------        ------
2002
  Quarter ended March 31....................................  0.9033        0.8593        0.8717
  Quarter ended June 30.....................................  0.9914        0.8750        0.9914
  Quarter ended September 30................................  1.0117        0.9660        0.9866
  Quarter ended December 31.................................  1.0492        0.9707        1.0492
2003
  Quarter ended March 31....................................  1.1054        1.0362        1.0915
  Quarter ended June 30.....................................  1.1909        1.0695        1.1511
  Quarter ended September 30................................  1.1656        1.0809        1.1656
  Quarter ended December 31.................................  1.2595        1.1416        1.2595
2004
  Quarter ended March 31....................................  1.2842        1.2128        1.2316
  Quarter ending June 30 (through June 22, 2004)............  1.2365        1.1822        1.2107
  Mid-exchange closing rate on June 22, 2004................                              1.2107

                                    CHF/USD

                                                               HIGH          LOW          CLOSE
                                                              ------        ------        ------
2002
  Quarter ended March 31....................................  1.7192        1.6442        1.6813
  Quarter ended June 30.....................................  1.6759        1.4810        1.4810
  Quarter ended September 30................................  1.5198        1.4402        1.4752
  Quarter ended December 31.................................  1.5121        1.3836        1.3836
2003
  Quarter ended March 31....................................  1.4029        1.3259        1.3514
  Quarter ended June 30.....................................  1.3936        1.2832        1.3509
  Quarter ended September 30................................  1.4189        1.3192        1.3192
  Quarter ended December 31.................................  1.3771        1.2391        1.2391
2004
  Quarter ended March 31....................................  1.2961        1.2211        1.2659
  Quarter ending June 30 (through June 22, 2004)............  1.3148        1.2370        1.2498
  Mid-exchange closing rate on June 22, 2004................                              1.2498

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

   The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:
- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

   Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

      You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the indices at the stated maturity date, for which payment was made on the issue date.

      If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you purchase your note in the initial offering and do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note.

      There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

      If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.

      If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.

      If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

      It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to characterize your note as a collar or as a notional principal contract. Again, you should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

   If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $42,000. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                 Page
                                                 ----
Summary Information............................   S-2
Additional Risk Factors Specific to Your
  Note.........................................  S-11
Specific Terms of Your Note....................  S-19
Hypothetical Returns on Your Note..............  S-27
Use of Proceeds and Hedging....................  S-32
The Indices....................................  S-33
Historical Currency Exchange Rate
  Information..................................  S-36
Supplemental Discussion of Federal Income Tax
  Consequences.................................  S-38
Employee Retirement Income Security Act........  S-40
Supplemental Plan of Distribution..............  S-41

    Prospectus Supplement dated February 6, 2004
Use of Proceeds................................   S-2
Description of Notes We May Offer..............   S-3
United States Taxation.........................  S-20
Employee Retirement Income Security Act........  S-20
Supplemental Plan of Distribution..............  S-20
Validity of the Notes..........................  S-22

                     Prospectus
Available Information..........................     2
Prospectus Summary.............................     4
Ratio of Earnings to Fixed Charges.............     8
Use of Proceeds................................     8
Description of Debt Securities We May Offer....     9
Description of Warrants We May Offer...........    31
Description of Purchase Contracts We May
  Offer........................................    48
Description of Units We May Offer..............    53
Description of Preferred Stock We May Offer....    58
The Issuer Trusts..............................    66
Description of Capital Securities and Related
  Instruments..................................    69
Description of Capital Stock of The Goldman
  Sachs Group, Inc.............................    93
Legal Ownership and Book-Entry Issuance........    98
Considerations Relating to Securities Issued in
  Bearer Form..................................   104
Considerations Relating to Indexed
  Securities...................................   109
Considerations Relating to Securities
  Denominated or Payable in or Linked to a Non-
  U.S. Dollar Currency.........................   112
Considerations Relating to Capital
  Securities...................................   115
United States Taxation.........................   118
Plan of Distribution...........................   141
Employee Retirement Income Security Act........   144
Validity of the Securities.....................   144
Experts........................................   144
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995.....   145

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                                   $9,306,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                       European Basket Index-Linked Notes
                               due December 2009
                      (Linked to a Basket of the Dow Jones
                            Euro STOXX 50(SM) Index
                         and the Swiss Market Index(R))
                             ----------------------

                              [GOLDMAN SACHS LOGO]

                             ----------------------
                              GOLDMAN, SACHS & CO.
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